Exhibit 99.1

Date:	January 31, 2017	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
HUBBELL REPORTS FOURTH QUARTER AND FULL YEAR RESULTS;
FOURTH QUARTER NET SALES OF $854 MILLION AND EARNINGS PER DILUTED SHARE OF $1.16, INCLUDING $0.19 OF RESTRUCTURING AND RELATED COSTS

•	Q4 net sales up 3% (+4% acquisitions, flat organic, -1% FX)

•	Q4 adjusted diluted EPS(1) up 3% to $1.35

•	Strong operating cash flow; acceleration of restructuring and related actions

•	FY16 diluted EPS of $5.24, including $0.42 of restructuring and related costs

•	Expected FY17 diluted EPS: $5.60 to $5.80, including $0.25 of restructuring and related costs
SHELTON, CT. (January 31, 2017) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the fourth quarter and full year ended December 31, 2016.
Net sales in the fourth quarter of 2016 were $854 million, an increase of 3% compared to the $830 million reported in the same period of 2015. Operating income in the quarter was $108 million, or 12.6% of net sales, as compared to $112 million, or 13.5% of net sales, in the same period of 2015. Excluding $16.0 million and $6.7 million of restructuring and related costs in 2016 and 2015, respectively, adjusted operating income increased 4%(1) in the fourth quarter. Net income attributable to Hubbell in the fourth quarter of 2016 was $64 million as compared to $62 million reported in the same period of 2015. Earnings per diluted share for the fourth quarter of 2016 were $1.16, compared to $1.06 in the fourth quarter of 2015. Excluding restructuring and related costs in both periods and the costs associated with the Common Stock reclassification in 2015, adjusted earnings per diluted share for the fourth quarter of 2016 were $1.35 compared to $1.31 in the same period of 2015(1).

Net cash provided from operating activities of $138 million in the fourth quarter of 2016 included $16 million of voluntary contributions to defined benefit pension plans and was flat to the prior year's fourth quarter. Free cash flow (defined as cash flow provided by operating activities less capital expenditures) was $116 million in the fourth quarter of 2016 versus $113 million reported in the comparable period of 2015(3).
Net sales for the full year 2016 were $3.5 billion, an increase of 3% compared to the full year 2015. Operating income was $478 million compared to $475 million for the comparable period of 2015. Excluding restructuring and related costs, adjusted operating income was $513 million compared to $514 million in the same period of 2015(1). Net income attributable to Hubbell for the full year 2016 was $293 million compared to the $277 million reported in 2015. Earnings per diluted share were $5.24 for 2016 and $4.77 for 2015. Excluding restructuring and related costs in both years and the costs associated with the Common Stock reclassification in 2015, adjusted earnings per diluted share for the full year 2016 were up 3% to $5.66, compared to $5.52 in the same period of 2015(1). Net cash provided from operating activities was $398 million compared to $331 million reported in 2015. Free cash flow was $331 million compared to $254 million reported in 2015(3).

OPERATIONS REVIEW
"End markets trended largely as expected in the fourth quarter," said David G. Nord, Chairman, President and Chief Executive Officer. "Flat year-over-year organic sales reflected moderating declines in core industrial and oil markets, robust growth in residential demand, modest increases in non-residential construction, and flat distribution markets. Acquisitions drove sales growth in both the quarter and the year.
"In response to the ongoing shift to LED products in the Lighting market, we intensified our efforts in the fourth quarter to better align our operations with the needs of our business. As a result, we incurred higher restructuring and related costs than previously expected due to the proposed consolidation of two Lighting facilities," Mr. Nord commented. "More generally, restructuring and related activities across the Company are exceeding return expectations, with incremental savings greater than $0.30 per diluted share realized in 2016. Since we began our restructuring and related program in late 2014, we've realized cumulative savings of more than $0.45 per diluted share from investment of $0.93 per diluted share and exited 20 manufacturing and warehouse facilities, representing almost 10% of square footage."

In association with the aforementioned proposed Lighting facility consolidation, the Company expects to incur approximately $0.30 of restructuring and related costs per diluted share, of which approximately $0.19 were recognized in the fourth quarter of 2016; the remainder is expected to be incurred in 2017. The costs of the proposed consolidation were partially offset by a gain on the sale of a real estate asset associated with a separate Lighting restructuring action.
The charges related to the Lighting facility consolidation consist primarily of employee-related costs, including an anticipated withdrawal liability associated with a multi-employer pension plan obligation. The Company is currently bargaining with the union about the proposed consolidation plan, and certain aspects of the activities related to the consolidation plan may require adjustments, including expected costs and timing.
SEGMENT REVIEW
The year-over-year comparisons in this segment review are based on fourth quarter results in 2016 and 2015.
Electrical segment net sales in the fourth quarter of 2016 increased 3% to $602 million compared to $586 million reported in the fourth quarter of 2015. Acquisitions added 3% to sales in the quarter. Organic growth of 1% offset the unfavorable impact of foreign currency translation of 1%. Operating income was $54 million, or 9.0% of net sales, compared to $62 million, or 10.6% of net sales in the same period of 2015. Excluding restructuring and related costs, adjusted operating income was $69 million, or 11.5% of net sales compared to $69 million, or 11.7% of net sales in the same period of 2015(1).
Power segment net sales in the fourth quarter of 2016 increased 4% to $253 million compared to $244 million reported in the fourth quarter of 2015. Acquisitions added 6% to sales in the quarter while organic sales decreased 2% due to lower telecom shipments and transmission project delays. Compared to the fourth quarter of 2015, operating income increased 9% to $54 million, or 100 basis points to 21.3% of net sales. Excluding restructuring and related costs, adjusted operating income also increased 9% and margin expanded 100 basis points(1). Both increases were primarily due to productivity in excess of cost inflation, including the reduction of an environmental liability.

SUMMARY & OUTLOOK

"Looking back on 2016, we navigated choppy end markets while our acquisition program delivered three percentage points of sales growth," stated Mr. Nord. "Savings from cost actions helped support operating margins and partially offset unfavorable price, foreign exchange, and mix impact of industrial and oil market declines. We also benefited from a lower tax rate, as well as share repurchases completed early in the year. Adjusted diluted earnings per share were within the range we expected. We also absorbed higher restructuring and related costs than previously communicated. Free cash flow was greater than net income. All told, solid and steady performance.
"In 2017, we expect growth across end markets to be more consistent than in 2016; we also expect continued improvements in our cost structure, as well as a number of anticipated challenges. We are planning to outperform a slow-growth macroeconomic environment of approximately two percent in the aggregate, comprised of low to mid single digit growth in non-residential and residential markets and modest growth in transmission and distribution, industrial and energy markets. We anticipate tailwinds from cost actions and lower restructuring spend, in addition to incremental profit from higher sales. Pricing challenges are expected to continue at Lighting, as are headwinds from foreign exchange and material costs across the Company." Mr. Nord added, "We anticipate full year earnings per diluted share in the range of $5.60 to $5.80, up 7% to 11% compared to 2016 and including approximately $0.25 of restructuring and related costs. This range incorporates approximately $0.20 of incremental savings in 2017 from restructuring and related actions initiated prior to year-end 2016. We also expect free cash flow to equal net income in 2017."
Mr. Nord concluded, “Our long-term strategy remains focused on serving our customers with reliable and innovative solutions delivered through a competitive cost structure and allocating capital effectively, including funding acquisitions that complement organic growth, to create sustainable shareholder value."

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about expectations regarding our financial results and outlook, including projected earnings and free cash flow expectations; completed and future acquisitions; restructuring and related actions, including those related to the proposed Lighting facility consolidation; improving our cost structure to support earnings growth; market conditions; foreign exchange rates; shareholder value creation; and other statements that are not strictly historic in nature. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic conditions are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements are based on the Company's current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and cost reduction actions; pension expense; effects of unfavorable foreign currency exchange rates; price and material costs; political factors and their impact on our end markets; the ability to complete strategic acquisitions and integrate acquired companies; the ability to effectively develop and introduce new products, expand into new markets and deploy capital; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including without limitation the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2015.

About the Company
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2016 revenues of $3.5 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

Contact:	Steve Beers
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net sales	$854.2	$829.7	$3,505.2	$3,390.4
Cost of goods sold	595.6	562.8	2,404.5	2,298.6
Gross profit	258.6	266.9	1,100.7	1,091.8
Selling & administrative expenses	150.8	155.0	622.9	617.2
Operating income	107.8	111.9	477.8	474.6
Operating income as a % of Net sales	12.6%	13.5%	13.6%	14.0%
Interest expense, net	(11.0)	(7.8)	(42.9)	(30.5)
Other income (expense), net	1.1	(13.4)	(4.5)	(25.5)
Total other expense, net	(9.9)	(21.2)	(47.4)	(56.0)
Income before income taxes	97.9	90.7	430.4	418.6
Provision for income taxes	32.2	28.0	132.6	136.5
Net income	65.7	62.7	297.8	282.1
Less: Net income attributable to noncontrolling interest	1.3	1.2	4.8	4.8
Net income attributable to Hubbell	$64.4	$61.5	$293.0	$277.3
Earnings Per Share:
Basic	$1.16	$1.06	$5.26	$4.79
Diluted	$1.16	$1.06	$5.24	$4.77
Cash dividends per common share	$0.70	$0.63	$2.59	$2.31

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$437.6	$343.5
Short-term investments	11.2	12.2
Accounts receivable, net	530.0	466.6
Inventories, net	532.4	540.0
Other current assets	40.1	25.5
TOTAL CURRENT ASSETS	1,551.3	1,387.8
Property, plant and equipment, net	439.8	419.7
Investments	56.4	49.5
Goodwill	991.0	928.5
Intangible assets, net	431.5	372.2
Other long-term assets	55.0	51.0
TOTAL ASSETS	$3,525.0	$3,208.7
LIABILITIES AND EQUITY
Short-term debt	$3.2	$48.2
Accounts payable	291.6	289.5
Accrued salaries, wages and employee benefits	82.8	75.3
Accrued insurance	55.8	50.4
Other accrued liabilities	156.2	139.7
TOTAL CURRENT LIABILITIES	589.6	603.1
Long-term debt	990.5	595.9
Other non-current liabilities	341.7	260.7
TOTAL LIABILITIES	1,921.8	1,459.7
Hubbell Shareholders’ Equity	1,592.8	1,740.6
Noncontrolling interest	10.4	8.4
TOTAL EQUITY	1,603.2	1,749.0
TOTAL LIABILITIES AND EQUITY	$3,525.0	$3,208.7

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Twelve Months Ended December 31,
	2016	2015
Cash Flows From Operating Activities
Net income attributable to Hubbell	$293.0	$277.3
Depreciation and amortization	92.3	85.2
Stock-based compensation expense	22.3	17.0
Deferred income taxes	12.7	(4.5)
Changes in working capital	(10.1)	(32.3)
Contributions to defined benefit pension plans	(18.0)	(22.6)
Other, net	6.0	11.0
Net cash provided by operating activities	398.2	331.1
Cash Flows From Investing Activities
Capital expenditures	(67.2)	(77.1)
Acquisition of businesses, net of cash acquired	(173.4)	(163.4)
Net change in investments	(6.7)	(10.7)
Other, net	17.3	2.0
Net cash used in investing activities	(230.0)	(249.2)
Cash Flows From Financing Activities
Long-term debt borrowings, net	397.0	—
Short-term debt borrowings, net	(50.3)	46.8
Payment of dividends	(144.0)	(133.7)
Repurchase of common shares	(246.8)	(79.1)
Share reclassification payments	—	(200.7)
Other, net	(2.7)	(4.4)
Net cash used in financing activities	(46.8)	(371.1)
Effect of foreign exchange rate changes on cash and cash equivalents	(27.3)	(21.2)
Increase (decrease) in cash and cash equivalents	94.1	(310.4)
Cash and cash equivalents
Beginning of period	343.5	653.9
End of period	$437.6	$343.5

HUBBELL INCORPORATED
Restructuring and Related Costs Included in Consolidated Results
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,
	2016	2015	2016	2015	2016	2015
	Cost of goods sold		S&A expense		Total
Restructuring costs	$19.2	$2.2	$1.9	$1.9	$21.1	$4.1
Restructuring related costs (benefit)	0.8	1.1	(5.9)	1.5	(5.1)	2.6
Restructuring and related costs (non-GAAP measure) (1)	$20.0	$3.3	$(4.0)	$3.4	$16.0	$6.7

	Twelve Months Ended December 31,
	2016	2015	2016	2015	2016	2015
	Cost of goods sold		S&A expense		Total
Restructuring costs	$27.5	$15.3	$7.5	$8.3	$35.0	$23.6
Restructuring related costs (benefit)	2.6	8.4	(2.6)	6.9	—	15.3
Restructuring and related costs (non-GAAP measure) (1)	$30.1	$23.7	$4.9	$15.2	$35.0	$38.9

Restructuring related costs in S&A expense for the three months and twelve months ended December 31, 2016 include a $7.2 million gain on the sale of a property associated with a restructuring action.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Restructuring and related costs included in Cost of goods sold
Electrical	$19.8	$3.2	$29.5	$20.7
Power	0.2	0.1	0.6	3.0
Total	$20.0	$3.3	$30.1	$23.7
Restructuring and related costs (benefit) included in Selling & administrative expenses
Electrical	$(4.7)	$2.9	$2.6	$12.1
Power	0.7	0.5	2.3	3.1
Total	$(4.0)	$3.4	$4.9	$15.2

Impact on income before income taxes	$16.0	$6.7	$35.0	$38.9
Impact on Net income available to Hubbell common shareholders	10.9	4.5	23.8	26.3
Impact on Diluted earnings per share	$0.19	$0.08	$0.42	$0.45

HUBBELL INCORPORATED
Earnings Per Share Calculation
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Change	2016	2015	Change

Net income attributable to Hubbell (GAAP measure)	$64.4	$61.5	5%	$293.0	$277.3	6%
Restructuring and related costs, net of tax	10.9	4.5		23.8	26.3
Reclassification costs, net of tax	—	10.0		—	17.4
Adjusted Net Income (1)	$75.3	$76.0	(1)%	$316.8	$321.0	(1)%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$64.4	$61.5		$293.0	$277.3
Less: Earnings allocated to participating securities	(0.2)	(0.2)		(0.9)	(0.7)
Net income available to common shareholders (GAAP measure) [a]	$64.2	$61.3	5%	$292.1	$276.6	6%

Adjusted Net Income (1)	$75.3	$76.0		$316.8	$321.0
Less: Earnings allocated to participating securities	(0.2)	(0.2)		(1.0)	(0.8)
Adjusted net income available to common shareholders [b]	$75.1	$75.8	(1)%	$315.8	$320.2	(1)%

Denominator:
Average number of common shares outstanding [c]	55.3	57.7		55.5	57.7
Potential dilutive shares	0.3	0.3		0.2	0.3
Average number of diluted shares outstanding [d]	55.6	58.0		55.7	58.0

Earnings per share (GAAP measure):
Basic [a] / [c]	$1.16	$1.06		$5.26	$4.79
Diluted [a] / [d]	$1.16	$1.06	9%	$5.24	$4.77	10%

Adjusted earnings per diluted share (1) [b] / [d]	$1.35	$1.31	3%	$5.66	$5.52	3%

	Full Year 2016	Full Year 2017
Earnings Per Diluted Share (GAAP measure)	$5.24	$5.60 - $5.80
Restructuring and related costs	$0.42	$0.25
Adjusted Earnings Per Diluted Share (1)	$5.66	$5.85 - $6.05

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Change	2016	2015	Change
Net Sales [a]	$854.2	$829.7	3%	$3,505.2	$3,390.4	3%

Operating Income
GAAP measure [b]	$107.8	$111.9	(4)%	$477.8	$474.6	1%
Restructuring and related costs	16.0	6.7		35.0	38.9
Adjusted operating income (1) [c]	$123.8	$118.6	4%	$512.8	$513.5	—%

Operating margin
GAAP measure [b] / [a]	12.6%	13.5%	-90 bps	13.6%	14.0%	-40 bps
Adjusted operating margin (1) [c] / [a]	14.5%	14.3%	+20 bps	14.6%	15.1%	-50 bps

Electrical segment	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Change	2016	2015	Change
Net Sales [a]	$601.5	$586.0	3%	$2,460.2	$2,388.3	3%

Operating Income
GAAP measure [b]	$54.0	$62.4	(13)%	$267.4	$279.0	(4)%
Restructuring and related costs	15.1	6.1		32.1	32.8
Adjusted operating income (1) [c]	$69.1	$68.5	1%	$299.5	$311.8	(4)%

Operating margin
GAAP measure [b] / [a]	9.0%	10.6%	-160 bps	10.9%	11.7%	-80 bps
Adjusted operating margin (1) [c] / [a]	11.5%	11.7%	-20 bps	12.2%	13.1%	-90 bps

Power segment	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Change	2016	2015	Change
Net Sales [a]	$252.7	$243.7	4%	$1,045.0	$1,002.1	4%

Operating Income
GAAP measure [b]	$53.8	$49.5	9%	$210.4	$195.6	8%
Restructuring and related costs	0.9	0.6		2.9	6.1
Adjusted operating income (1) [c]	$54.7	$50.1	9%	$213.3	$201.7	6%

Operating margin
GAAP measure [b] / [a]	21.3%	20.3%	+100 bps	20.1%	19.5%	+60 bps
Adjusted operating margin (1) [c] / [a]	21.6%	20.6%	+100 bps	20.4%	20.1%	+30 bps

HUBBELL INCORPORATED
Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	December 31, 2016	December 31, 2015
Total Debt	$993.7	$644.1
Total Hubbell Shareholders’ Equity	1,592.8	1,740.6
Total Capital	$2,586.5	$2,384.7
Total Debt to Total Capital	38%	27%
Total Debt	$993.7	$644.1
Less: Cash and investments	505.2	405.2
Net Debt (2)	$488.5	$238.9
Net Debt to Total Capital (2)	19%	10%

Free Cash Flow Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$137.5	$138.0	$398.2	$331.1
Less: Capital Expenditures	(21.4)	(24.8)	(67.2)	(77.1)
Free cash flow (3)	$116.1	$113.2	$331.0	$254.0

HUBBELL INCORPORATED
Footnotes
Non-GAAP Information

(1) In order to provide a comparison that we believe provides investors with useful information regarding our underlying performance from period to period and to allow investors to assess the impact of restructuring activities and business transformation initiatives on our results of operations, the Company refers to adjusted operating income and adjusted operating margin, each of which excludes restructuring and related costs. The Company also refers to adjusted net income, adjusted net income available to common shareholders, adjusted earnings per diluted share, and the adjusted effective tax rate, each of which exclude restructuring and related costs as well as the costs associated with the 2015 reclassification of the Company's common stock to eliminate its two-class structure (the "reclassification costs"). Management uses these non-GAAP measures when assessing the performance of the business.

Restructuring costs support our cost reduction efforts involving the consolidation of manufacturing and distribution facilities, workforce reductions and the sale or exit of business units we determine to be non-strategic and is a GAAP measure. Restructuring costs may include severance and employee benefits, asset impairments, as well as facility closure, contract termination and certain pension costs that are directly related to restructuring actions. Restructuring-related costs are costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes, and certain other costs and gains associated with restructuring actions. We refer to these costs on a combined basis as "restructuring and related costs", which is a non-GAAP measure.

Each of the adjusted operating measures, which exclude the impact of restructuring and related as well as reclassification costs, are non-GAAP measures. Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables within this press release.

(2) Net debt to total capital is a non-GAAP measure we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.

(3) Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.